Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Warner Bros. Discovery, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Series A common stock, par value $0.01 per share	Other(2)	2,500,000	$10.38(2)	$25,950,000.00 (2)	0.00011020	$2,859.70

Total Offering Amounts					$25,950,000.00		$2,859.70

Total Fee Offsets							$2,859.70

Net Fee Due							$0.00

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	Filer Number(3)	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities with Fee Offset Claimed	Unsold Aggregate Offering Amounts Associated with Fee Offset Claimed	Fee Paid with Fee Offset Sources

Rule 457(p)

Fee Offset Claims	Warner Bros. Discovery, Inc.	S-8	333-268061	October 28, 2022		$2,859.70	Equity	Series A common stock, par value $0.01 per share	2,364,975	$30,508,177.50

Fee Offset Sources	Warner Bros. Discovery, Inc.	S-8	333-268061		October 28, 2022						$2,859.70

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions that result in an increase in the number of outstanding securities. Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of shares of Warner Bros. Discovery, Inc.’s Series A common stock (“Common Stock”) reported on the Nasdaq Global Select Market on December 15, 2022, which is within five business days of this filing.

(3)

Pursuant to Rule 457(p) under the Securities Act, the full registration fee is offset by registration fees of $2,859.70 previously paid by Warner Bros. Discovery, Inc. with respect to 2,364,975 unissued shares of Common Stock registered under a registration statement on Form S-8 (Registration No. 333-268061) (the “Prior Registration Statement”) filed by Warner Bros. Discovery, Inc. on October 28, 2022. A post-effective amendment to the Prior Registration Statement to deregister such 2,364,975 unissued shares was filed prior to the filing of this registration statement.